EXHIBIT 2.2

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on May 6, 2021 and sets forth the terms and conditions pursuant to which Reinvent Technology Partners, a Cayman Islands exempted company limited by its shares (“RTP”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as Joby Aviation, Inc., pursuant to Sections 265 and 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

RECITALS

WHEREAS, RTP is a Cayman Islands exempted company limited by its shares duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of RTP (the “Board”) has determined that it is advisable and in the best interests of RTP that RTP be converted into and thereafter become, and continue to exist as, a corporation in accordance with Sections 265 and 388 of the DGCL; and

WHEREAS, pursuant to Section 265(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Sections 265 and 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, RTP agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), RTP will be converted into a Delaware corporation, pursuant to Sections 265 and 388 of the DGCL, under the name “Joby Aviation, Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as RTP. RTP will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of RTP and will constitute a continuation of the existence of RTP in the form of a Delaware corporation.

2. Effective Time. RTP shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 265 of the DGCL.

3. Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)

each of the then issued and outstanding Class A ordinary shares par value $0.0001 per share, of RTP will convert automatically, on a one-for-one basis, into a share of Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”) having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)

each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of RTP will convert automatically, on a one-for-one basis, into a share of Common Stock having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(c)

each of the then issued and outstanding warrants of RTP will convert automatically into a warrant to acquire one share of Common Stock, pursuant to the Warrant Agreement, dated September 16, 2020, between RTP and Continental Stock Transfer & Trust Company, as warrant agent, as amended; and

(d)

each of the then issued and outstanding units of RTP that has not been previously separated into the underlying Class A ordinary share and underlying warrant of RTP upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of Common Stock and one-fourth of one warrant of the Corporation.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (a) At the Effective Time, the Certificate of Incorporation of RTP (initially filed in accordance with the Cayman Islands Companies Act (as revised)) shall be canceled and the Amended and Restated Memorandum and Articles of Association of RTP, dated as of September 16, 2020, shall be terminated and be of no further force or effect, and (b) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “By-Laws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7. Officers. Each officer of RTP as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time and shall retain the same title with the Corporation from and after the Effective Time as such officer had with RTP immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

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8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 265(f) of the DGCL, including, without limitation, all of the rights, privileges and powers of RTP, and all property, real, personal and mixed, and all debts due to RTP, as well as all other things and causes of action belonging to RTP, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in RTP will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of RTP will be preserved unimpaired, and all debts, liabilities and duties of RTP will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of RTP, as well as the debts, liabilities and duties of RTP, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware, including the DGCL.

9. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, RTP and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of RTP or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of RTP as of the date first written above.

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name:	Michael Thompson
Title:	Chief Executive Officer & Chief
Financial Officer

Exhibit A

Certificate of Domestication

[intentionally omitted]

A-1

Exhibit B

Certificate of Incorporation

[intentionally omitted]

B-1

Exhibit C

By-Laws

[intentionally omitted]

C-1